Exhibit 99.1

Rambus Announces Departure of Chief Financial Officer

SAN JOSE, Calif. – February 10, 2026 – Rambus Inc. (NASDAQ: RMBS), a premier chip and silicon IP provider making data faster and safer, today announced that Desmond Lynch, senior vice president and chief financial officer (CFO), will resign from Rambus effective February 27, 2026, to pursue another opportunity. A formal search has commenced for a new CFO. John Allen, current vice president and chief accounting officer at Rambus, will serve as interim CFO and ensure a seamless transition until a permanent successor has been appointed.

“Des has been a valued partner in supporting the company’s continued momentum, and we thank him for his many contributions,” said Luc Seraphin, chief executive officer at Rambus. “With John serving as interim CFO, backed by our strong finance organization, we are confident in our ongoing ability to execute on our growth strategy and deliver long-term value.”

“It has been a privilege to serve as CFO of Rambus and work alongside such a talented global team,” said Desmond Lynch. “I am proud of the financial and operational milestones Rambus achieved, and look forward to following the continued success of the company.”

Separately, Rambus is reaffirming its previously issued guidance for the first quarter of fiscal year 2026.

About Rambus Inc.

Rambus delivers industry-leading chips and silicon IP for the data center and AI infrastructure. With over three decades of advanced semiconductor experience, our products and technologies address the critical bottlenecks between memory and processing to accelerate data-intensive workloads. By enabling greater bandwidth, efficiency and security across next-generation computing platforms, we make data faster and safer. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including those relating to the Company’s outlook and financial guidance for the first quarter of 2026. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management. Actual results may differ materially. The Company’s business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Source: Rambus Inc.

Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com

© Rambus Inc.